US LEC Corp.

Letter Of Transmittal

Pursuant To The Offer To Exchange Dated February 23, 2006

To Tender Options To Purchase Shares

Of Class A Common Stock Granted Prior to January 1, 2006

For New Options

With An Exercise Price To Be Determined

The Offer And Withdrawal Rights Expire At

5:00 P.M., North Carolina Time, On March 27, 2006,

Unless The Offer Is Extended

To:	US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

Attention: Option Exchange Offer Administrator

Telephone: (704) 319-1000

Facsimile: (704) 602-1155

Delivery of this letter of transmittal to an address

other than as set forth above or transmission via

facsimile to a number other than as set forth

above or transmission via e-mail will

not constitute a valid delivery.

You must return this Letter of Transmittal

and the attached Schedule A

whether or not you wish

to tender your options

Pursuant to the terms and subject to the conditions of the Offer to Exchange dated February 23, 2006 and this Letter of Transmittal, I hereby elect to tender the options to purchase shares of Class A common stock, par value $0.01 per share, as indicated on Schedule A to this Letter of Transmittal.

To:	US LEC Corp.

Upon the terms and subject to the conditions set forth in the Offer to Exchange dated February 23, 2006 (the “Offer to Exchange”), my receipt of which I hereby acknowledge, and in this Letter of Transmittal (this “Letter” which, together with the cover letter and Offer to Exchange, as they may be amended from time to time, constitutes the “Offer”), I, the undersigned, hereby tender to US LEC Corp., a Delaware corporation (the “Company”), the options to purchase shares of Class A common stock, par value $0.01 per share, of the Company (the “common stock”) specified on Schedule A to this Letter (the “tendered options”) in exchange for a “new option,” which is the new option to purchase shares of common stock. All new options will be subject to the terms of the US LEC Corp. 1998 Omnibus Stock Plan, as amended (the “Option Plan”), and to a new option agreement between the Company and me.

Subject to, and effective upon, the Company’s acceptance for exchange of the tendered options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to the Company all right, title and interest in and to the tendered options.

I hereby represent and warrant that I have full authority to tender the tendered options and that, when and to the extent the tendered options are accepted for exchange by the Company, the tendered options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the tendered options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the tendered options pursuant to the Offer.

The name of the registered holder of the tendered options appears below exactly as it appears in the option agreement or agreements representing the tendered options. Schedule A to this Letter lists for each tendered option the total number of shares subject to the tendered option, the grant date of the tendered option and the exercise price.

I acknowledge that:

(1)    I may tender outstanding options that were granted to me before January 1, 2006 (an “eligible option”) and that I am not required to tender any of such options in the Offer. If I tender an option, I must tender all of the shares subject to each individual grant and the Company’s acceptance of my tendered option is subject to conditions, including that the exercise price of any eligible option tendered for exchange must be greater than the exercise price of any new options I would otherwise be entitled to receive.

(2)    If my eligible options are properly tendered and accepted for exchange, I will be entitled to receive a new option to purchase the same number of shares of common stock covered by an eligible option.

(3)    All eligible options properly tendered prior to 5:00 p.m., North Carolina time, on March 27, 2006, unless the Company has extended the period of time the Offer will remain open (the “Expiration Date”), and not properly withdrawn will be exchanged for new options, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 6 of the Offer to Exchange.

(4)    Upon the Company’s acceptance of the tendered options for exchange, the option agreement or agreements to which the tendered options are subject will be terminated and the options thereunder will be canceled. All new options will be subject to the terms and conditions of the Option Plan and the terms of a new option agreement between the Company and me, a copy of which I will receive after the new options are granted.

(5)    The Company will cancel the tendered options that it accepts for exchange on the expiration date. The new options will be granted on the expiration date.

(6)    The new options will have an exercise price equal to the average closing price per share of the common stock on the Nasdaq National Market (or other automated securities quotation system or securities exchange where the common stock is then trading) for the five consecutive trading days immediately before the expiration date.

(7)    If I participate in the option exchange, the vesting schedule of the new options I receive in exchange for my existing options will be different than the vesting schedule of my existing options. If I have an existing option with share installment(s) that are or would have been vested on or before the new grant date, then the new option granted in exchange for that share installment(s) will be 50% vested on the new grant date, 25% will vest on the first anniversary of the new grant date and the remaining 25% will vest on the second anniversary of the new grant date.

(8)    If I have an existing option with share installments(s) that would have been unvested on or before the new grant date, then the new option granted in exchange for that share installment(s) will vest as follows:

•	Share installments that would have vested within one year after the new grant date will vest on the first anniversary of the new grant date;
•	Share installments that would have vested between the first and second anniversary of the new grant date will vest on the second anniversary of the new grant date;
•	Share installments that would have vested between the second and third anniversary of the new grant date will vest on the third anniversary of the new grant date; and
•	Share installments that would have vested between the third and fourth anniversary of the new grant date will vest on the fourth anniversary of the new grant date.

(9)    If I hold an eligible option that was completely unvested on the new grant date, my new option will vest in four equal annual installments beginning on the first anniversary of the new grant date.

(10)    If I am a non-exempt employee, none of my new options, whether vested or unvested, will be exercisable until six months after the new options are granted except in certain limited circumstances described in my new option agreement.

(11)    I must be a current employee or eligible director of the Company on the grant date of the new options in order to receive a new option, and, if for any reason I am not so employed or do not serve as a director on the grant date of the new options, my tendered options will be automatically withdrawn and I may exercise these eligible options in accordance with their current terms.

(12)    By tendering options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter, I accept the terms and conditions of the Offer. The Company’s acceptance for exchange of my tendered options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

(13)    Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any tendered options, and in any such event, the options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

(14)    All eligible options that I choose not to tender for exchange or that are not accepted for exchange shall remain outstanding and retain their current exercise price and vesting schedule.

(15)    The Company has advised me to consult with my own advisors as to the consequences of accepting or rejecting the Offer.

(16)    I have received the Offer and agree to all of the terms and conditions of the Offer.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

The offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the options you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Letter proper evidence of the authority of such person to act in such capacity.

SIGNATURE OF OWNER

X

(Signature of Holder or Authorized Signatory – See Instructions 1 and 3)

Date:                             , 2006

Print Name:

Address:

Telephone No. (with area code):

Tax ID/Social Security No.:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Letter of Transmittal and Other Required Documents. A properly completed and duly executed original of this Letter (or a facsimile thereof) including a completed and executed Schedule A, and any other documents required by this Letter, must be received by the Company at its address set forth on the front cover of this Letter on or before the Expiration Date. You must return these documents whether or not you have elected to tender any options. The failure to return the documents will be deemed to be an election NOT to tender options. In addition, if this Letter and related documents do not indicate an election with respect to any particular option grant, you will be deemed to have rejected the Offer with respect to that option grant.

The method by which you deliver any required documents is at your option, cost and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered or certified mail with return receipt requested. If delivery is by facsimile, we also recommend that you send a copy of this Letter and any required documents by registered or certified mail with return receipt requested. E-mail delivery will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery. Retain a copy of this Letter and any required documents for your own records.

Elections with respect to tenders of options made pursuant to the Offer may be changed at any time prior to the Expiration Date by submitting a Notice of Withdrawal in the form provided to you. If the Offer is extended by the Company beyond that time, you may change your election with respect to the tender of your tendered options at any time until the extended expiration of the Offer. In addition, unless we have theretofore accepted for exchange and cancelled your tendered options, you may withdraw them at any time after 5:00 p.m., North Carolina time on April 24, 2006. To change your election with respect to the tender of tendered options you must deliver a completed Notice of Withdrawal and submit a new completed Letter in accordance with the instructions contained in this Letter. Withdrawals may not be rescinded and any eligible options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described in this Letter.

The Company will not accept any alternative, conditional or contingent tenders. All tendering option holders, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2.    Tenders. Whether or not you intend to tender options pursuant the Offer, you must complete and sign both this Letter and Schedule A to this Letter. You may tender options for all, but not part, of the shares of common stock subject to an individual grant.

3.    Signatures on this Letter of Transmittal and Schedule A. If this Letter and Schedule A are signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration or any change whatsoever.

If this Letter or Schedule A is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter and Schedule A.

4.    Requests for Assistance or Additional Copies. The Company has established an email address on its Intranet called Stock Option Exchange Program 2006 which is the Intranet email address for any questions or requests for additional assistance. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter must be emailed to Stock Option Exchange Program 2006 on the Company’s Intranet. Copies will be furnished at the Company’s expense.

5.    Irregularities. All questions as to the number of shares subject to a tendered option to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered options will be determined by the Company at its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects and irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

Important: Whether or not you wish to accept the Offer, this Letter (or a facsimile copy thereof) and a completed and signed copy of Schedule A must be received by the Company on or prior to the Expiration Date. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.

6.    Important Tax Information. You should refer to Section 12 of the Offer to Exchange, which contains important tax information.

Schedule A To Letter Of Transmittal

This Form Must Be Included With The Signed Letter Of Transmittal In Order For This To Be A Properly Executed Document.

This Schedule A lists all your stock option grants that are eligible to be tendered for exchange pursuant to the Offer. To tender options, you must complete this Schedule A by checking the appropriate box for each stock option grant indicating either that:

•	you wish to tender the options; or
•	you DO NOT wish to tender the options.

Check only one box for each stock option grant.

If you do not check a box for a particular option grant, you will be deemed to have rejected the Offer with respect to that option grant.

Whether or not you choose to tender any of your stock option grants, you must:

•	sign and date this Schedule A; and
•	return this completed Schedule A and the signed Letter of Transmittal using the enclosed envelope. The Letter of Transmittal and this Schedule A must be received by 5:00 p.m., North Carolina time, on March 27, 2006.

For more information, please read the enclosed cover letter and the Letter of Transmittal.

THIS FORM MUST BE INCLUDED WITH THE SIGNED LETTER OF TRANSMITTAL IN ORDER FOR THIS TO BE A PROPERLY EXECUTED DOCUMENT.

Please sign on the next page

Schedule A

Stock Option Grants Eligible for Tender

Grant No.	Grant Date of Option	Option Class	Exercise Price of Option	Total No. of Shares Subject to Option	I Wish to Tender this Option	I DO NOT Wish to Tender this Option

					☐	☐

					☐	☐

					☐	☐

You should read the entire Offer to Exchange before executing and delivering this letter of transmittal. Section 1 and Section 8 of the Offer to Exchange describe the terms of the new options.

I understand and acknowledge that if I have not indicated an election on this Schedule A with respect to any particular option grant, I will be deemed to have rejected the Offer to tender that particular option grant.

SIGNATURE OF OWNER

X

(Signature of Holder or Authorized Signatory – See Instructions 1 and 3)

Date:                             , 2006

Print Name:

Address:

Telephone No. (with area code):

Tax ID/Social Security No.: